                                                                  EXHIBIT 99.1.4


                        MERCER MUTUAL INSURANCE COMPANY

                                      AND

                          MERCER INSURANCE GROUP, INC.




                       PRO FORMA APPRAISAL UPDATE REPORT

                            JOINT PLAN OF CONVERSION

                       FROM MUTUAL TO STOCK ORGANIZATION

                                  MAY 30, 2003

                                       [GRIFFIN FINANCIAL GROUP, LLC LETTERHEAD]


                                  May 30, 2003

Board of Directors
Mercer Mutual Insurance Company
c/o Mr. Andrew R. Speaker
President & Chief Executive Officer
10 North Highway 31
Pennington, New Jersey 08534

Directors:

     You have requested that Griffin Financial Group, LLC ("Griffin") update our independent appraisal (the "Appraisal") of the estimated pro forma a market value Mercer Mutual Insurance Group (the "Company" or "Mercer") as a subsidiary of Mercer Insurance Group, Inc. (the "Corporation"), Pennington, New Jersey, a newly organized Pennsylvania corporation. The Corporation is to offer common stock ("Common Stock") consistent with our estimate of the pro forma market value of the Company. Such shares of Common Stock are to be issued in connection with the Company's conversion from a Pennsylvania mutual insurance company to a stock insurance company (the "Reorganization") in accordance with the Company's "Amended and Restated Plan of Conversion from Mutual to Stock Organization" as adopted on December 13, 2002 as amended and restated on March 19, 2003 and April 15, 2003 (the "Plan") and as filed on April 30, 2003 with the Insurance Department of the State of Pennsylvania (the "Insurance Department"). Griffin's Appraisal as of January 2, 2003 and its updated Appraisal as of March 31, 2003 are incorporated herein by reference.

     This Updated Appraisal was prepared and provided to the Company in conjunction with the filing of the amended Application for Conversion as filed with the Insurance Department and the Registration Statement on Form S-1 with the Securities and Exchange Commission (the "SEC"). Griffin believes it is independent of the Company. Except for the fee which it will receive for providing this appraisal and for serving as an independent financial advisor to the Company, neither Griffin nor the Company have an economic interest in each other and neither has derived and does not anticipate deriving gross revenues of a material amount from business relationships with each other, directly or indirectly.

Board of Directors
Mercer Mutual Insurance Company
May 30, 2003
Page 2


     Griffin is an investment banking firm recognized for its expertise in the financial services industry. Griffin, as part of its investment banking business, from time to time engages in the evaluation of businesses in the financial services segment in connection with mergers and acquisitions. Griffin's investment banking services include mergers and acquisitions advisory services, fairness opinions, capital planning and mutual to stock conversion advisory service.

     Griffin has relied upon, without independent verification, the accuracy and completeness of the information provided to, and reviewed by, it for the purposes of this Appraisal update. Griffin has not made an independent evaluation or valuation of the assets or liabilities of the Company. With respect to financial estimates and projections, Griffin assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and Griffin assumed such projections will be realized in the amounts and at the times contemplated thereby. We are not actuaries nor have we made an assessment of the underwriting risk of the policies in force at the Company. We have assumed that the reserves established by the Company are adequate to meet future losses. The Appraisal also utilized information obtained from other publicly available sources which Griffin believes to be accurate, however, we cannot attest to the accuracy of such information.

     Concurrent with the preparation of this Appraisal update, Griffin: (i) reviewed a copy of the Corporation's Registration Statement on Form S-1 to be filed with the SEC; (ii) reviewed financial statements and other financial and operating data concerning the Company prepared by its management for the period ended March 31, 2003; (iii) reviewed certain financial information and projections of the Company as prepared by its management; (iv) discussed certain aspects of the past, current and future business practices, operations, financial condition and prospects of the Company with certain senior members of the Company's management; (vi) reviewed the market valuation of common stocks, property/casualty insurance companies, companies which recently converted from mutual to stock organization, and companies having made recent initial public offerings; (vi) compared the Company to other property/casualty companies we deemed appropriate; and (vii) compared the Company to certain publicly available industry averages and aggregates as provided by industry sources Griffin believes to be authoritative.

Board of Directors
Mercer Mutual Insurance Company
May 30, 2003
Page 3


     This Appraisal update is not intended and must not be construed as a recommendation to the Policyholders or any other persons as to the purchase of common stock of the Corporation in the Offering or otherwise. This Appraisal update is based upon a number of assumptions and estimates which may change from time to time and Griffin provides no guarantee, assurance, representations or warranties that any person who purchases shares of the Corporation's common stock in this conversion will subsequently be able to sell such shares of common stock at a price equivalent to the price indicated in this Appraisal update. Griffin is not a seller nor underwriter of securities within the meaning of federal and state securities laws and any opinion or report by Griffin is not meant and shall not be utilized or construed as an offer or solicitation with respect to the purchase or sale of any securities in the Offering.

     This Appraisal will be updated again at the conclusion of the subscription offering, or as requested by the Company. Griffin assumes no responsibility to update the Appraisal at any other time. Any subsequent changes made in the estimated market value of Mercer as a subsidiary of the corporation will be detailed in the appropriate Appraisal update.

     It is our opinion, pursuant to the instructions contained in the Plan that as of May 30, 2003, the estimated pro forma market value of the Mercer as a subsidiary of the Corporation was $49.0 million at the mid-point. Based upon a range 15% above and below the midpoint, the estimated pro forma range was $41.7 million at the minimum and $56.4 million at the maximum.


                                             Sincerely,

                                             /s/ Griffin Financial Group, LLC
                                             --------------------------------
                                             GRIFFIN FINANCIAL GROUP, LLC

RECENT FINANCIAL PERFORMANCE OF THE COMPANY

     In the first three months of 2003 Mercer continued to increase its premium revenue, but produced a net underwriting loss and experienced a decline in profitability. Direct premiums written increased by 13.1% to $13.0 million from $11.5 million for the three months ended March 31, 2002 and net premiums earned increased by 17.17% to $11.1 million from $9.4 million for the three months ended March 31, 2002. These increases reflect continued growth in Mercer's commercial lines business and firmer pricing. Consistent with Mercer's goal of increasing commercial business, commercial multi-peril direct premiums written, the largest component of commercial lines, increased 24.0% to $3.6 million from $2.9 million in the three months ended March 31, 2002 and net premiums earned for commercial multi-peril increased 33.7% to $2.8 million from $2.1 million in the three months ended March 31, 2002.

     In the three months ended March 31, 2003, Mercer had an underwriting loss of $280,000 and a combined ratio of 102.6% versus an underwriting gain of $470,000 and a combined ratio of 95.1% in the three months ended March 31, 2002. The loss and loss adjustment expense ratio increased from 49.1% in the three months ended March 31, 2002 to 58.9% in the comparable period of 2003. Mercer's management believes that this increase in loss and loss adjustment expense ratio was due to increased loss experience in personal lines. Homeowners loss and loss adjustment expense ratio increased from 71.2% to 88.2% and personal automobile loss and loss adjustment expense ratio increased from 67.2% to 78.9% for the first three months of 2003 versus 2002. The winter of 2003 was one of the coldest in recorded history, with significantly more snow than the winter of 2002. Mercer's management believes that this led to increased losses from frozen pipes, collapse, and automobile accidents.

     Net investment income in the three months ended March 31, 2003 decreased $102,000, or 19.3%, compared to the three months ended March 31, 2002, to $427,000, due to declining interest rates. Net realized investment gains decreased by $57,000 to $149,000 in the three months ended March 31, 2003.

     Overall, net income decreased 71.9% to $233,000 in the first three months of 2003 compared to the first three months of 2002. As described above, Mercer's management believes that much of this decrease was due to loss expenses stemming from the extraordinarily severe winter of 2003, which have not impaired Mercer's core earnings capacity. In addition, management remains confident that underwriting expenses will moderate in future periods with lower data processing costs and elimination of the New Jersey retaliatory premium tax expense.

     Accordingly, Griffin believes its valuation of Mercer, based primarily on Mercer's book value, should not change because of the decrease in year-over-year net income experienced in the first three months of 2003. As stated in the original Appraisal, Griffin and most financial advisors and investment bankers serving the industry believe that investors in property/casualty insurance company equities generally place more weight on the price to book ratio than on the price to earnings ratio due to the variability of earnings in the property/casualty industry.

     In addition to lower net income, Mercer's book value also declined slightly in the first three months of 2003. Mercer experienced a comprehensive loss of $148,000, as unrealized holding losses on securities, due primarily to falling interest rates, totaled $381,000 net of taxes and exceeded Mercer's $233,000 net income. This comprehensive loss represents a 0.4% decline in book value, and Griffin believes that it does not materially impact the Appraisal. Moreover, while Mercer's current book value of $36.9 million is lower than its December 31, 2002 book value, it is still 1.4% higher than the $36.4 million September 30, 2002 book value reflected in Griffin's original Appraisal.

RECENT MARKET CONDITIONS AND COMPARABLE GROUP PERFORMANCE

     Financial condition and performance generally improved for the twelve months ended March 31, 2003 for the members of the Comparable Group. The Group Median Total Assets, Shareholders' Equity and Market Cap increased 5.90%, 27.83%, and 7.29%, respectively for LTM ended March 31, 2003 versus LTM ended September 30, 2002.

                                        FINANCIAL CONDITION


                                                  TOTAL                                                POLICY
                                   TOTAL          POLICY      SHAREHOLDERS'     MARKET     EQUITY/    RESERVES/
                                   ASSETS        RESERVES        EQUITY          CAP        ASSETS     EQUITY
                                  ($000S)        ($000S)        ($000S)        ($000S)       (%)        (X)
                              ------------------------------------------------------------------------------------
For the period ending 3/31/03
Group Mean                       1,391,479        804,457        412,490         654,469     30.83       1.99
Group Median                     1,259,329        680,840        394,896         549,860     29.85       1.91

For the period ending 12/31/02
Group Mean                       1,333,697        769,721        405,231         597,399     31.32       1.97
Group Median                     1,224,355        661,185        382,732         486,645     29.19       1.88

For the period ending 9/30/02
Group Mean                       1,306,238        755,229        386,481         615,287     30.62       2.08
Group Median                     1,189,199        648,006        308,928         512,500     28.35       2.07

% Change (3/31/03 vs. 9/30/02)
Group Mean                            6.53%          6.52%          6.73%           6.37%     0.69%      4.33%
Group Median                          5.90%          5.07%         27.83%           7.29%     5.29%      7.73%
------------------------------------------------------------------------------------------------------------------



                                      FINANCIAL PERFORMANCE


                                                                                      POLICY      NET PREMIUMS
                                   LTM             LTM                                REVENUE/      WRITTEN/
                                  POLICY        COMBINED        LTM          LTM       TOTAL        AVERAGE
                                  REVENUE         RATIO         ROA          ROE      REVENUE       EQUITY
                                  ($000S)          (%)          (%)          (%)        (%)           (X)
                              ------------------------------------------------------------------------------------
For the period ending 3/31/03
Group Mean                         432,099        101.26       2.61          8.41      85.07        1.51
Group Median                       346,013        100.11       2.27          7.61      90.55        1.48

For the period ending 12/31/02
Group Mean                         413,072        101.81       2.64           8.31     84.46        1.33
Group Median                       322,554        100.19       2.22           7.76     90.12        1.34

For the period ending 9/30/02
Group Mean                         396,866        102.84       2.63           8.09     83.63        1.33
Group Median                       305,126        103.41       2.29           7.18     89.99        1.31

% Change (3/31/03 vs. 9/30/02)
Group Mean                            8.88%        -1.54%     -0.76%          3.96%     1.72%       13.53%
Group Median                         13.40%        -3.19%     -0.87%          5.99%     0.62%       12.98%
------------------------------------------------------------------------------------------------------------------

     The median Price to Revenue and Price to Earnings ratios decreased 6.73% and 0.83%, respectively, while the median Price to Book ratio increased 4.08%. Overall, 10 of the 14 members of the comparable group experienced stock price increases in the first five months of 2003.

                             MARKET VALUE MEASURES

                                  52 WEEK    PRICE/     PRICE/
                                   PRICE      LTM        LTM     PRICE/
                                   CHANGE   REVENUE    EARNINGS   BOOK
                                    (%)       (x)        (x)       (%)
                                  ---------------------------------------
5/30/03 Pricing
Group Mean                         (2.21)    1.23       20.51    135.39
Group Median                       (5.45)    0.88       17.37    128.46

3/31/03 Pricing
Group Mean                         (7.48)    1.18       17.98    127.37
Group Median                       (8.39)    0.89       16.02    122.67

1/02/03 Pricing
Group Mean                          5.24     1.22       17.38    133.62
Group Median                        3.07     0.94       17.52    123.43

% Change (5/30/03 vs. 1/02/03)
Group Mean                                   0.83%      18.01%     1.32%
Group Median                                -6.73%      -0.83%     4.08%


                             RECENT STOCK PRICE PERFORMANCE

                                                      MARKET PRICE
                                         ---------------------------------------
                                          5/30/03    3/31/03   1/2/03   % CHANGE
                                         ---------------------------------------
Alfa Corporation                           12.85      11.61     12.26      4.81
Baldwin & Lyons, Inc.                      23.20      19.85     19.04     21.85
Commerce Group, Inc.                       37.40      34.20     37.55     (0.40)
Donegal Group Inc.                         11.50      10.76     11.11      3.51
EMC Insurance Group Inc.                   18.87      18.90     17.50      7.83
Erie Indemnity Company                     40.12      36.11     36.58      9.68
Harleysville Group Inc.                    24.46      24.95     27.01     (9.44)
Merchants Group, Inc.                      21.00      22.00     21.90     (4.11)
Midland Company                            22.60      17.90     18.95     19.26
National Security Group, Inc.              13.11      14.06     13.30     (1.43)
Penn-America Group, Inc.                   10.80      10.18      9.02     19.73
Philadelphia Consolidated Holding Corp.    40.95      36.00     36.40     12.50
RI.I Corp.                                 29.58      26.87     27.90      6.02
Selective Insurance Group, Inc.            26.15      24.54     26.10      0.19

Group Mean                                                                 6.43
Group Median                                                               5.42
Market-weighted Index                                                      6.27

                               [PLOT POINT GRAPH]


               (3.36)          (7.60)       (8.11)        (6.69)
Date         Comp. Group      SNL P&C       S&P P&C      S&P 500
30-May-03       106.27         106.10        109.06       106.00
29-May-03       105.03         104.70        106.26       104.47
28-May-03       104.67         105.43        106.78       104.86
27-May-03       103.95         105.67        106.37       104.67
23-May-03       102.55         105.06        104.92       102.66
22-May-03       102.55         104.64        104.68       102.51
21-May-03       102.20         104.43        104.88       101.58
20-May-03       101.95         104.67        104.73       101.18
19-May-03       102.41         104.85        105.05       101.29
16-May-03       103.40         105.95        107.03       103.88
15-May-03       104.38         106.02        107.03       104.14
14-May-03       103.58         105.91        106.60       103.33
13-May-03       103.63         105.52        105.61       103.66
12-May-03       103.02         105.95        106.18       103.97
 9-May-03       102.73         104.43        104.47       102.68
 8-May-03       101.74         103.89        103.72       101.24
 7-May-03       102.75         105.39        105.13       102.27
 6-May-03       103.30         105.70        106.16       102.79
 5-May-03       102.74         105.86        106.91       101.93
 2-May-03       104.04         104.77        107.59       102.32
 1-May-03       102.30         103.88        106.56       100.80
30-Apr-03       102.18         102.77        104.76       100.87
29-Apr-03       102.07         103.09        104.73       100.97
28-Apr-03       102.24         103.37        105.03       100.64
25-Apr-03       100.96         102.48        103.44        98.88
24-Apr-03       102.01         103.70        104.66       100.26
23-Apr-03       104.02         105.34        106.80       101.10
22-Apr-03       103.47         105.21        106.14       100.26
21-Apr-03       102.29         102.00        102.00        98.13
17-Apr-03       101.83         101.59        101.60        98.30
16-Apr-03       100.34         100.44        100.29        96.80
15-Apr-03       101.43         100.03        100.07        98.00
14-Apr-03       100.90         100.03         99.52        97.38
11-Apr-03        99.59          98.39         97.32        95.52
10-Apr-03        99.70          98.31         97.45        95.88
 9-Apr-03        99.43          98.12         97.13        95.27
 8-Apr-03       100.19          98.14         97.49        96.62
 7-Apr-03        99.81          98.10         97.43        96.80
 4-Apr-03        99.61          97.96         97.38        96.68
 3-Apr-03        99.33          97.01         95.70        96.42
 2-Apr-03        99.52          97.60         96.11        96.91
 1-Apr-03        98.33          94.45         94.04        94.44
31-Mar-03        96.64          92.40         91.89        93.31
28-Mar-03        97.42          93.82         92.76        94.99
27-Mar-03        97.57          93.85         93.11        95.54
26-Mar-03        97.56          93.91         92.66        95.70
25-Mar-03        97.99          94.60         93.16        96.23
24-Mar-03        97.83          94.50         92.73        95.07
21-Mar-03        99.74          96.95         95.73        98.54
20-Mar-03        97.89          95.89         93.70        96.33
19-Mar-03        97.77          95.44         93.12        96.15
18-Mar-03        97.37          94.45         92.08        95.32
17-Mar-03        97.08          94.87         91.86        94.91
14-Mar-03        94.54          93.07         89.37        91.67
13-Mar-03        93.97          92.42         87.52        91.52
12-Mar-03        92.23          89.68         83.86        88.47
11-Mar-03        92.94          90.63         85.10        88.09
10-Mar-03        92.93          91.69         87.35        88.83
 7-Mar-03        94.23          91.60         90.22        91.18
 6-Mar-03        94.07          90.59         89.66        90.44
 5-Mar-03        95.19          90.66         90.36        91.29
 4-Mar-03        94.83          90.59         89.32        90.42
 3-Mar-03        94.72          90.82         90.43        91.84
28-Feb-03        94.09          89.90         90.83        92.53
27-Feb-03        94.34          90.34         90.11        92.11
26-Feb-03        92.24          89.30         88.24        91.04
25-Feb-03        94.07          90.23         89.88        92.25
24-Feb-03        93.45          90.34         89.97        91.59
21-Feb-03        94.50          90.80         90.93        93.30
20-Feb-03        92.48          89.81         89.41        92.09
19-Feb-03        92.39          90.70         90.19        92.97
18-Feb-03        93.21          90.09         90.77        93.63
14-Feb-03        92.45          89.05         90.07        91.84
13-Feb-03        91.25          88.92         88.78        89.92
12-Feb-03        91.31          89.04         88.49        90.06
11-Feb-03        91.99          90.13         89.57        91.22
10-Feb-03        92.41          90.22         91.08        91.96
 7-Feb-03        90.70          90.04         89.37        91.27
 6-Feb-03        91.66          91.31         90.43        92.20
 5-Feb-03        92.15          93.63         93.19        92.80
 4-Feb-03        93.12          93.39         93.24        93.31
 3-Feb-03        93.92          95.91         96.56        94.64
31-Jan-03        94.24          95.16         96.15        94.13
30-Jan-03        93.30          94.40         94.76        92.91
29-Jan-03        95.02          94.90         95.54        95.09
28-Jan-03        95.17          94.84         95.48        94.45
27-Jan-03        94.85          94.17         94.33        93.23
24-Jan-03        95.57          95.30         95.27        94.76
23-Jan-03        97.00          97.19         98.32        97.61
22-Jan-03        96.47          96.11         97.52        96.63
21-Jan-03        96.95          96.61         98.24        97.64
17-Jan-03        97.60          97.84         99.20        99.20
16-Jan-03        98.34          98.09         99.39       100.61
15-Jan-03        98.54          99.07        101.23       101.01
14-Jan-03        99.28          99.95        102.93       102.49
13-Jan-03        98.97          99.80        102.10       101.90
10-Jan-03        99.41         100.33        102.46       102.04
 9-Jan-03        99.42         100.68        102.62       102.04
 8-Jan-03        98.31          99.86        100.57       100.10
 7-Jan-03        98.82         100.30        102.17       101.53
 6-Jan-03       100.52         100.93        103.08       102.20
 3-Jan-03        99.63         100.34        100.40        99.95
 2-Jan-03       100.00         100.00        100.00       100.00

     Despite property/casualty stocks' double-digit growth in April and May, Standard & Poor's maintains a moderately negative outlook for the sector. S&P anticipates that its credit rating activity will produce more downgrades than upgrades in the second half of 2003. In its opinion, issues of balance sheet integrity and other negative trends including increased reinsurance and loss costs and lower investment income will outweigh the positive effect of the current hard market.

CONCLUSION

                            PUBLIC COMPANY ANALYSIS
                            RANGE OF VALUES SUMMARY
                                    ($000s)

             VALUATION                                                $ CHG FROM
              MEASURE             1/2/03      3/31/03     5/30/03       1/2/03
             ---------            ------      -------     -------     ----------
      Price/Book                  56,761      55,705      62,116          9.43%
      Price/LTM Earnings          39,549      23,584      19,796        -49.95%
      Price/Estimated Earnings        NA      15,543      14,580            NA
      Price/Revenue               18,721      19,442      21,255         13.54%

      Despite the decrease in Mercer's year-over-year net income in the first three months of 2003, Griffin believes that Mercer's long-term earnings capacity has not been materially impaired. As demonstrated in the table above, although the value implied by the Price/LTM Earnings multiple has declined 50% since the date of the original Appraisal, the value implied by the Price/Book multiple has increased 9.43%. Therefore, as of March 31, 2003, it remains Griffin's opinion that the estimated pro forma market value range of Mercer is $41.7 million to $56.4 million, with a midpoint of $49.0 million.

                    PRO FORMA EFFECTS OF CONVERSION PROCEEDS
                              AS OF MARCH 31, 2003
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            MINIMUM       MIDPOINT      MAXIMUM
                                           ---------     ---------     ---------
--------------------------------------------------------------------------------
SHARES OFFERED                             4,165,000     4,900,000     5,635,000
--------------------------------------------------------------------------------
Less ESOP Acquisition                        416,500       490,000       563,500
Additional FMIC Shares                            -             -        100,000
                                           ---------     ---------     ---------
                                           3,748,500     4,410,000     5,171,500
Price Per Share                               $10.00        $10.00        $10.00

--------------------------------------------------------------------------------
GROSS PROCEEDS                                41,650        49,000        56,350
--------------------------------------------------------------------------------
Estimated Expenses(1)                          2,750         2,750         2,750
Stock Issued to ESOP(2)                        4,165         4,900         5,635
Stock Issued to FHC(3)                         4,878         4,878         4,878
Additional Stock Issued to FMIC                   -             -          1,000
                                           ---------     ---------     ---------
Net Proceeds                                  29,857        36,472        44,087

Net Income(4)                                  1,757         1,757         1,757
Income on Proceeds(5)                            704           861         1,040
Plus: Minority Interest Income(6)                177           177           177
Less: ESOP Adjustment(2)                         135           159           183
                                           ---------     ---------     ---------
--------------------------------------------------------------------------------
PRO FORMA NET INCOME                           2,504         2,636         2,791
--------------------------------------------------------------------------------

Earnings Per Share                             $0.67         $0.60         $0.54

Book Value                                    36,869        36,869        36,869
Net Proceeds + FHC shares                     34,735        41,350        48,965
                                           ---------     ---------     ---------
--------------------------------------------------------------------------------
PRO FORMA BOOK VALUE                          71,604        78,219        85,834
--------------------------------------------------------------------------------

Book Value Per Share                          $19.10        $17.74        $16.60

--------------------------------------------------------------------------------
ROE                                             3.5%          3.4%          3.3%

PRICE / BOOK                                     58%           63%           67%
PRICE / EARNINGS                               14.97         16.73         18.53
--------------------------------------------------------------------------------

(1) Expenses estimated as 2% of valuation plus $1,500 with a minimum of $2,750.

(2) ESOP adjustment based on 5% pre-tax interest cost, seven year amortization, and 10% of offering.

(3) Assumes 487,790 shares issued to purchase the remaining outstanding shares and options of Franklin.

(4) Latest Twelve Months' period.

(5) Assumes Latest Twelve Months' invest yield of 3.63% before taxes.

(6) Minority interest in income of Franklin For the Latest Twelve Months' period.

                                    EXHIBITS

                        MERCER MUTUAL INSURANCE COMPANY

                 PUBLIC COMPANY ANALYSIS - FINANCIAL CONDITION

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         POLICY
                                                  TOTAL      TOTAL POLICY     SHAREHOLDER'S      MARKET       EQUITY/   RESERVES/
                                      STOCK      ASSETS         RESERVES         EQUITY           CAP         ASSETS     EQUITY
COMPANY                               SYMBOL     (000)           (000)           (000)           (000)         (%)        (x)
---------------------------------------------------------------------------------------------------------------------------------
Alfa Corporation                      ALFA      1,943,438         971,509         580,057      1,021,130      29.85       1.67
Baldwin & Lyons, Inc.                 BWINB       663,720         321,349         286,804        334,270      43.21       1.12
Commerce Group, Inc.                  CGI       2,572,495       1,635,291         788,488      1,192,310      30.65       2.07
Donegal Group Inc.                    DGICB       513,554         335,575         137,612        118,730      26.80       2.44
EMC Insurance Group Inc.              EMCI        773,109         451,177         163,329        215,810      21.13       2.76
Erie Indemnity Company                ERIE      2,485,039       1,158,730       1,030,773      2,570,130      41.48       1.12
Harleysville Group Inc.               HGIC      2,367,238       1,401,108         623,524        737,490      26.34       2.25
Merchants Group Inc.                  MGP         264,043         179,634          67,398         44,310      25.53       2.67
Midland Company                       MLAN      1,059,855         548,095         316,404        396,530      29.85       1.73
National Security Group, Inc.         NSEC        101,238          48,362          42,493         32,340      41.97       1.14
Penn-America Group, Inc.              PNG         354,116         208,414         119,742        157,870      33.81       1.74
Philadelphia Consolidated
  Holding Corp.                       PHLY      1,458,803         813,585         487,966        895,500      33.45       1.67
RLI Corp.                             RLI       1,771,459       1,122,219         473,388        742,960      26.72       2.37
Selective Insurance Group, Inc.       SIGI      3,152,592       2,067,344         656,888        703,190      20.84       3.15

---------------------------------------------------------------------------------------------------------------------------------
Mean                                            1,391,479         804,457         412,490        654,469      30.83       1.99
Median                                          1,259,329         680,840         394,896        349,860      29.85       1.91
---------------------------------------------------------------------------------------------------------------------------------

Mercer Mutual                                     104,346          57,977          36,869            N/A      35.33       1.57

Source:  SNL Financial
Financial results for period ending 3/31/03

                        Mercer Mutual Insurance Company

                Public Company Analysis -- Financial Performance

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Net Premium
                                                 LTM             LTM          LTM       LTM      Policy Revenue/     Written/
                                   Stock     Policy Revenue  Combined Ratio   ROA       ROE       Total Revenue   Average Equity
Company                            Symbol       (000)            (%)          (%)       (%)          (%)              (x)
--------------------------------------------------------------------------------------------------------------------------------
Alfa Corporation                   ALFA        500,791          97.68         3.90      13.08      84.24             NA
Baldwin & Lyons, Inc.              BWINB       114,429          85.63         1.83       4.07      99.81             NA
Commerce Group, Inc.               CGI       1,267,263         100.34         0.97       2.85      97.02           1.70
Donegal Group Inc.                 DGICB       188,318          98.94         2.81      10.50      91.44           1.51
EMC Insurance Group Inc.           EMCI        308,916         100.11         2.65      12.41      91.66           2.14
Erie Indemnity Company             ERIE        171,921             NA         7.83      18.17      16.50             NA
Harleysville Group Inc.            HGJC        780,960         105.96         1.29       4.82      90.40           1.33
Merchants Group, Inc.              MGP          76,131         109.52         0.96       3.88      86.78           0.99
Midland Company                    MLAN        594,476         104.40         1.95       6.92      91.24           1.89
National Security Group, Inc.      NSEC         35,315         112.86         1.34       3.12      84.70             NA
Penn-America  Group, Inc.          PNG         126,437          97.15         3.98      12.49      89.79           1.45
Philadelphia Consolidated
  Holding Corp.                    PHLY        480,304          95.74         3.05       8.30      93.12           1.26
RLI Corp.                          RLI         383,109          95.00         2.59      10.83      90.69           1.14
Selective Insurance Group, Inc.    SIGI      1,021,020         113.04         1.33       6.28      83.63           1.73

--------------------------------------------------------------------------------------------------------------------------------
Mean                                           432,099         101.26         2.61       8.41      85.07           1.51
Median                                         346,013         100.11         2.27       7.61      90.55           1.48
--------------------------------------------------------------------------------------------------------------------------------

Mercer Mutual                                   42,066          98.22         1.66       4.75      95.43           1.14


Source: SNL Financial
Financial results for period ending 3/31/03

                        MERCER MUTUAL INSURANCE COMPANY
                PUBLIC COMPANY ANALYSIS - MARKET VALUE MEASURES




                                                                            52 WEEK    PRICE/      PRICE/      PRICE/
                                                                             PRICE      LTM         LTM       ESTIMATED    PRICE/
                                           STOCK     CURRENT    PRICING      CHANGE    REVENUE    EARNINGS    EARNINGS      BOOK
COMPANY                                    SYMBOL     PRICE      DATE         (%)       (x)         (x)         (x)         (%)
---------------------------------------------------------------------------------------------------------------------------------
Alfa Corporation                           ALFA       12.85     05/30/03     (7.32)     1.72       14.28        13.97      176.03
Baldwin & Lyons, Inc.                      BWINB      23.20     05/30/03     26.42      2.92       29.74        12.89      118.49
Commerce Group, Inc.                       CGI        37.40     05/30/03     (6.36)     0.91       53.43        12.55      151.23
Donegal Group Inc.                         DGICB      11.50     05/30/03      7.78      0.58        7.77         7.19       77.13
EMC Insurance Group Inc.                   EMCI       18.87     05/30/03    (18.38)     0.64       11.37           NA      131.87
Erie Indemnity Company                     ERIE       40.12     05/30/03     (5.67)     2.47       16.38        14.13      276.31
Harleysville Group Inc.                    HGIC       24.46     05/30/03    (10.57)     0.85       25.22        16.31      118.22
Merchants Group, Inc.                      MGP        21.00     05/30/03    (15.15)     0.51       16.94           NA       65.75
Midland Company                            MLAN       22.50     05/30/03     (5.22)     0.61       19.23        13.01      125.21
National Security Group, Inc.              NSEC       13.11     05/30/03    (12.95)     0.78       24.28           NA       76.09
Penn-America Group, Inc.                   PNG        10.80     05/30/03     12.73      1.12       11.13        12.00      131.71
Philadelphia Consolidated Holding Corp.    PHLY       40.95     05/30/03     (1.44)     1.74       23.67        15.45      183.39
RLI Corp.                                  RLI        29.58     05/30/03      9.66      1.76       15.90        13.38      156.92
Selective Insurance Group, Inc.            SIGI       26.15     05/30/03     (4.49)     0.58       17.79        13.41      107.08
---------------------------------------------------------------------------------------------------------------------------------
Mean                                                                         (2.21)     1.23       20.51        13.12      135.39
Median                                                                       (5.45)     0.88       17.37        13.38      128.46
---------------------------------------------------------------------------------------------------------------------------------

Source: SNL Financial
Financial results for period ending 3/31/03